                                  SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  CONFIDENTIAL, FOR USE OF THE
                                             COMMISSION ONLY (AS PERMITTED BY
                                             RULE 14A-6(E)(2))
[X]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                        MERCANTILE BANKSHARES CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified in its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------

     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------

     (3) Filing Party:

     -------------------------------------------------------------------------

     (4) Date Filed:

     -------------------------------------------------------------------------
Notes:

                       MERCANTILE BANKSHARES CORPORATION

                               TWO HOPKINS PLAZA
                           BALTIMORE, MARYLAND 21201

TO THE STOCKHOLDERS:

   The Annual Meeting of Stockholders of Mercantile Bankshares Corporation ("Mercshares") will be held at 10:30 a.m. on April 24, 2002, in the Boardroom of Mercantile-Safe Deposit and Trust Company, Two Hopkins Plaza, Baltimore, Maryland, for the following purposes:

    1. To elect five Class III Directors.

    2. To approve the Amended and Restated Annual Incentive Compensation Plan, as more particularly described in the enclosed Proxy Statement.

    3. To ratify the appointment of PricewaterhouseCoopers LLP as independent public accountants to audit the financial statements of Mercshares for 2002.

    4. To transact such other business as may be properly brought before the meeting or any adjournments thereof.

   Only stockholders of record at the close of business on March 15, 2002, will be entitled to receive notice of, and vote at, this meeting.

   These matters are explained more fully in the enclosed Proxy Statement.

EACH STOCKHOLDER IS CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO MARK, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED SELF-ADDRESSED ENVELOPE. THE GIVING OF THIS PROXY WILL NOT AFFECT YOUR RIGHT TO REVOKE IT AND TO VOTE IN PERSON IF YOU ATTEND THE MEETING.

                                          ALAN D. YARBRO
                                            General Counsel and Secretary
Dated: March 22, 2002

                       MERCANTILE BANKSHARES CORPORATION

                                PROXY STATEMENT

   This statement is furnished in connection with the solicitation of proxies by Mercantile Bankshares Corporation ("Mercshares") to be used in voting at the Annual Meeting of Stockholders on April 24, 2002, and at any adjournments thereof.

   Holders of shares of Common Stock of Mercshares ("Common Stock") of record at the close of business on March 15, 2002, will be entitled to vote at the meeting. The Common Stock is entitled to one vote per share. The number of shares of outstanding Common Stock as of January 31, 2002, entitled to vote is 69,815,113 shares. As of that date, to the best of the knowledge of the management of Mercshares, no person owned beneficially more than five percent of the outstanding shares of the Common Stock.

   Unless otherwise instructed, it is intended that the shares represented by valid proxies will be voted for the election of the five persons approved by the Nominating Committee and named below as nominees to serve as Class III Directors, for the approval of the Amended and Restated Annual Incentive Compensation Plan, and for the ratification of the appointment of auditors.

                             ELECTION OF DIRECTORS

   The number of Directors to hold office at the conclusion of the Annual Meeting is fixed at 15. Pursuant to Maryland law, the Board of Directors is divided into three classes. Five Class III Directors are nominated for election to serve for three year terms until the Annual Meeting in 2005 and until their successors are elected and qualify. The Class I Directors and the Class II Directors serve until, respectively, the 2003 and 2004 Annual Meetings of Stockholders. Officers are elected annually by the Board to serve for such periods of time as the Board determines.

   It is not expected that any of the nominees named herein will be unavailable for election, but if a nominee should be unable to serve, the shares represented by the enclosed proxy may be voted for a substitute nominee to be designated by management. Mercshares owns 100% of the capital stock of Mercantile-Safe Deposit and Trust Company ("Merc-Safe"). As indicated below, all of the Directors of Mercshares are Directors of Merc-Safe. All nominees previously have been elected Directors of Mercshares by the stockholders, except for Wallace Mathai-Davis and Clayton S. Rose.

   The Board of Directors of Mercshares meets regularly five times each year and is subject to call for special meetings. The Board met at its five regular meetings and at one special meeting in 2001. The Executive Committee of the Board of Directors held one meeting in 2001. The members of this Committee are indicated in the list of Directors below.

   Mercshares has an Audit Committee, a Compensation Committee, and a Nominating Committee, which are comprised solely of nonemployee Directors and are elected annually by the Board. The members of these Committees are indicated in the list of Directors below.

   The Audit Committee recommends to the Board the persons or firms to be employed as independent public accountants, consults with the independent public accountants with respect to their independence, the scope of their audit, the proposed fee and the reports to be rendered, and reviews such audit reports and the internal audit programs of Mercshares and its affiliates. The Audit Committee discusses with management and the independent accountants the financial statements included in the annual report on Form 10-K and performs other functions described in its charter. The Audit Committee held five meetings in 2001.

   The Compensation Committee performs the functions described in the Report of the Compensation Committee. It held four meetings in 2001.

   The Nominating Committee was convened once in 2001 to nominate Clayton S. Rose as a Director.

   The names of the nominees and Directors, their ages as of April 24, 2002, their principal occupations and business experience for the past five years, the number of shares of Common Stock deemed under certain federal securities laws to be "beneficially owned" by each as of January 31, 2002, and certain other information, are set forth below. In some instances, "beneficial ownership" of shares may be deemed to exist by reason of voting or investment power even though other persons, such as a family trust or family members, have the economic interest in the shares, and in certain instances "beneficial ownership" may be disclaimed by a nominee or Director.

                 Nominees for Election as Class III Directors
                       Term Expiring 2005 Annual Meeting

          Name            Age                              Information
          ----            ---                              -----------
H. Furlong Baldwin        70  Chairman of the Board, Mercshares. Mr. Baldwin has been Chairman of the Board since 1984. Until February 28, 2001, Mr. Baldwin had been President of Mercshares since September, 1997, and Chief
                              Executive Officer since 1976. He had been Chairman of the Board and Chief Executive Officer of Merc-Safe since 1976. Mr. Baldwin is a
                              Director of W.R. Grace & Co., CSX Corp., and The St. Paul
                              Companies. He was elected a Director of Merc-Safe in 1968.
                              Elected Director of Mercshares: 1970
                              Member: Executive Committee
                              Owns beneficially 369,040 shares of Common Stock, including 59,040 shares subject to exercisable options.
Freeman A. Hrabowski, III 51  President, University of Maryland Baltimore County. Dr. Hrabowski
                              has served in this capacity since 1993. Dr. Hrabowski is a Director of
                              Constellation Energy Group, Inc. and McCormick & Company, Inc. He
                              was elected a Director of Merc-Safe in 1996.
                              Elected Director of Mercshares: 1996
                              Owns beneficially 190 shares of Common Stock.
Wallace Mathai-Davis      57  Chairman, Investment and Wealth Management, Mercshares and
                              Merc-Safe. Mr. Mathai-Davis has held these positions since February,
                              2002. Prior thereto he was Chief Operating Officer, Chief Financial
                              Officer and Corporate Secretary of OFFITBANK. He was elected a
                              Director of Merc-Safe in February, 2002.
                              Elected a Director of Mercshares: February, 2002.
                              Owns beneficially 1,200 shares of Common Stock.
Clayton S. Rose           43  Managing Partner, Logan Pass Partners, L.L.C., a private consulting and investment firm, since October, 2001. Prior thereto, Mr. Rose was employed by J.P. Morgan Chase & Co., most recently as Vice
                              Chairman and Chief Operating Officer of J.P. Morgan, and prior to the merger with Chase Manhattan Corp. was head of the Global
                              Investment Banking Division at J.P. Morgan & Co. He was elected a
                              Director of Merc-Safe in September, 2001.
                              Elected Director of Mercshares: September, 2001
                              Owns beneficially 600 shares of Common Stock.

      Name        Age                              Information
      ----        ---                              -----------
Donald J. Shepard 55  Chairman of the Board, President and Chief Executive Officer,
                      AEGON USA, Inc., a holding company owning insurance and
                      insurance related companies, since May, 2000. He has served as its
                      President and Chief Executive Officer since 1989 and also its
                      Chairman of the Board from 1992 until July, 1999. He is a member of the Executive Board of AEGON N.V., and will become Chairman of that Board in April, 2002. Mr. Shepard was elected a Director of Merc-
                      Safe in 1992.
                      Elected Director of Mercshares: 1992
                      Member: Compensation Committee
                              Executive Committee
                              Nominating Committee
                      Owns beneficially 13,500 shares of Common Stock.

                    Class I Directors Continuing in Office
                       Term Expiring 2003 Annual Meeting

         Name          Age                               Information
         ----          ---                               -----------
George L. Bunting, Jr. 61  President and Chief Executive Officer, Bunting Management Group, a
                           private financial management company. Mr. Bunting has occupied this position since 1991. He is a Director of Guilford Pharmaceuticals, Inc.
                           Mr. Bunting was elected a Director of Merc-Safe in 1992.
                           Elected Director of Mercshares: 1992
                           Member: Audit Committee
                                   Compensation Committee
                                   Executive Committee
                           Owns beneficially 11,733 shares of Common Stock.
Darrell D. Friedman    60  President and Chief Executive Officer, THE ASSOCIATED: Jewish
                           Community Federation of Baltimore. Mr. Friedman has held this position since 1986. He was elected a Director of Merc-Safe in 1999.
                           Elected Director of Mercshares: 1999
                           Owns beneficially 100 shares of Common Stock.
Robert A. Kinsley      61  Chairman and Chief Executive Officer, Kinsley Construction, Inc., a
                           general and heavy construction firm. Mr. Kinsley has served in this capacity since 1996. Mr. Kinsley was elected a Director of Merc-Safe in 1996.
                           Elected Director of Mercshares: 1996
                           Member: Executive Committee
                           Owns beneficially 9,049 shares of Common Stock.

Christian H. Poindexter 63  Chairman of the Board, Constellation Energy Group, Inc., a public utility holding company, since November, 2001. From April, 1999 until then he was also its Chief Executive Officer. Mr. Poindexter has been
                            Chairman of the Board of Baltimore Gas and Electric Company since
                            1993. From 1993 until July, 2000 he was also its Chief Executive
                            Officer. He was elected a Director of Merc-Safe in 1987.
                            Elected Director of Mercshares: 1987
                            Member: Compensation Committee
                                    Executive Committee
                            Owns beneficially 1,050 shares of Common Stock.

      Name        Age                             Information
      ----        ---                             -----------
James L. Shea (1) 49  Managing Partner, Venable, Baetjer and Howard, LLP, a law firm engaged in the general practice of law. Mr. Shea has been Managing
                      Partner of that firm since 1995. Mr. Shea was elected a Director of
                      Merc-Safe in April, 2001.
                      Elected Director of Mercshares: April, 2001
                      Owns beneficially 200 shares of Common Stock.

                    Class II Directors Continuing in Office
                       Term Expiring 2004 Annual Meeting

         Name          Age                               Information
         ----          ---                               -----------
Cynthia A. Archer      48  Vice President of Marketing and Development, Sunoco, Inc., a major oil refiner. Ms. Archer has occupied this position since January, 2001.
                           From June, 1999 until January, 2001 she was Senior Vice President,
                           Operations, Williams-Sonoma, Inc. Prior thereto, she was Senior Vice
                           President--Intermodal Service Group, Conrail, Inc. and Consolidated
                           Rail Corporation. Ms. Archer was elected a Director of Merc-Safe in
                           1997.
                           Elected Director of Mercshares: 1997
                           Member: Audit Committee
                                   Nominating Committee
                           Owns beneficially 550 shares of Common Stock.
Richard O. Berndt (2)  59  Partner, Gallagher, Evelius & Jones, LLP, a law firm engaged in the general practice of law. Mr. Berndt has been a partner in that firm since 1972. He is a Director of Municipal Mortgage and Equity, L.L.C.
                           Mr. Berndt was elected a Director of Merc-Safe in 1976.
                           Elected Director of Mercshares: 1978
                           Member: Executive Committee
                           Owns beneficially 31,792 shares of Common Stock.
William R. Brody, M.D. 58  President, Johns Hopkins University. Dr. Brody has occupied that position since 1996. Dr. Brody is a Director of Avistar Communications
                           Corp. and Medtronic, Inc. He was elected a Director of Merc-Safe in
                           1996.
                           Elected Director of Mercshares: 1996
                           Owns beneficially 2,150 shares of Common Stock.
                           Member: Nominating Committee

        Name         Age                               Information
        ----         ---                               -----------
Edward J. Kelly, III 48  President and Chief Executive Officer, Mercshares, and Chairman of
                         the Board and Chief Executive Officer, Merc-Safe, since March 1, 2001.
                         Mr. Kelly served as Managing Director, Head of Global Financial
                         Institutions, and as Co-Head of Investment Banking Client Management
                         of J. P. Morgan, Chase & Co. during January, 2001. Prior thereto, during the past five years, he was a Managing Director of J. P. Morgan
                         & Co. Incorporated and held the following additional positions with that
                         Company: Head, Global Financial Institutions from February, 2000 through December, 2000; Co-Head, Global Financial Institutions and
                         Head, Latin America Investment Banking from December, 1997 through
                         February, 2000; Member, Global Investment Banking Committee from
                         December, 1997 through December, 2000; and Co-Head, Financial
                         Institutions (Americas) from February, 1996 through December, 1997.
                         Mr. Kelly is a Director of Adams Express Co., Constellation Energy
                         Group, Inc., and Hartford Financial Services Group. He was elected a
                         Director of Merc-Safe effective March 1, 2001.
                         Elected Director of Mercshares: March 1, 2001
                         Member: Executive Committee
                         Owns beneficially 2,000 shares of Common Stock.
Morton B. Plant      66  Chairman, Keywell LLC, a recycler of stainless steel and high temperature alloy scrap metal. He has occupied that position since
                         1996. He was elected a Director of Merc-Safe in 1997.
                         Elected Director of Mercshares: 1997
                         Member: Audit Committee
                         Owns beneficially 3,350 shares of Common Stock.

--------
(1) The firm of Venable, Baetjer and Howard, LLP renders legal services to Mercshares, certain of its affiliates and certain accounts of which Merc-Safe is a fiduciary. It also leases its Baltimore office space from an affiliate of Mercshares.

(2) The firm of Gallagher, Evelius & Jones renders legal services to Merc-Safe and certain accounts of which it is a fiduciary, and certain other Mercshares affiliates.

   All of the Directors serving in 2001 have attended 75% or more of the total number of meetings of the Board of Directors and Committees of Mercshares on which they served, including Mary Junck, an incumbent Director who will not stand for re-election at the Annual Meeting.

   No Director, nominee or officer of Mercshares was the "beneficial owner" of as much as 1.0% of the outstanding shares of Common Stock, as of January 31, 2002. On that date, the Directors, nominees and executive officers of Mercshares as a group owned beneficially 667,393 shares (including shares subject to options exercisable or becoming exercisable within 60 days after January 31, 2002) or 0.95% of the shares of Common Stock outstanding. As to certain shares, the Directors, nominees and executive officers had no voting or investment power, but the shares were included above because of ownership by a family trust or by family members. As to the shares reported above with respect to which the Directors, nominees and executive officers had or shared voting or investment power, they had sole voting and investment power as to 624,297 shares of Common Stock and shared voting and investment power as to 21,383 shares of Common Stock.

   Of the foregoing holdings, the executive officers named in the Summary Compensation Table who are not Directors or nominees for election owned beneficially on January 31, 2002, the following numbers of shares (including shares subject to options exercisable or becoming exercisable within 60 days after January 31, 2002), aggregating less than 1.0% of the outstanding Common
Stock: Mr. Reid, 53,940 shares
including 39,525 shares subject to options; Mr. Steil, 44,323 shares including 42,000 shares subject to options; Mr. Yarbro, 33,375 shares including 18,375 shares subject to options; and Mr. Troupe, 33,000 shares including 27,000 shares subject to options.

Section 16(a) Beneficial Ownership Reporting Compliance

   Due to an administrative oversight by Mercshares, Forms 5 due in February 2001 for Messrs. Berndt, Brody, Friedman, Hrabowski, Kinsley, Plant, and Shepard and Ms. Archer were filed late. The Forms reported exempt 2000 transactions for these Directors in Phantom Stock Units credited under the Corporation's Directors Deferred Compensation Plan.

                     REPORT OF THE COMPENSATION COMMITTEE

Overall Policy

   The Board of Directors of Mercshares establishes the overall goals and objectives of Mercshares, and the policies to be followed in pursuing these goals and objectives, including the selection of necessary key management personnel, and the auditing of the performance of those personnel. The major responsibility for assisting in satisfying the compensatory aspect of the overall supervisory duty of the Board rests with the Compensation Committee. The membership of the Compensation Committees (collectively the "Committee") of Mercshares and Merc-Safe, its leading bank affiliate, is identical, composed of independent nonemployee Directors of both institutions who do not participate in any executive compensation plan. All executive officers of Mercshares are officers of Merc-Safe.

   In order to achieve the overall goals and objectives of Mercshares, and recognizing the interest of the stockholders in that achievement, the Committee, over a number of years, has developed and maintained an executive compensation plan based on a philosophy that links executive compensation to individual and corporate performance, and return to stockholders. This philosophy was intended to enable Mercshares to attract and retain highly motivated executive personnel of outstanding ability and initiative, and to create an identity of interests between executives and Mercshares' stockholders. Mercshares' executive compensation plan consists of basic cash compensation, the opportunity for annual incentive compensation based on corporate performance, and continuing stock based compensation.

   The Committee administers the provisions of Mercshares' incentive cash bonus plan and its stock based plans, which are applicable to all affiliates of Mercshares. In addition, the Committee is authorized to make recommendations to the Boards of Mercshares and its affiliates with respect to basic salaries, supplemental pension, deferred compensation, employment and similar agreements affecting their executive officers, and performs such other functions as may be delegated to it by the Boards.

   The Committee takes various factors into consideration when establishing and reviewing executive compensation. There follows an explanation of general principles governing basic cash compensation, annual incentive compensation based on corporate earnings performance, stock based compensation, and the factors considered in establishing basic cash compensation for 2001.

Basic Cash Compensation

   The Committee, in determining basic cash compensation of the executive officers of Mercshares, considers corporate profitability, financial condition, capital adequacy, return on assets and other factors. The Committee also considers the performance and compensation levels of other banking institutions as more fully set forth under the caption "2001 Compensation". The Committee does not consider these factors by any formula and does not assign specific weight to any given factor. Instead, the Committee applies its collective business judgment to reach a consensus on compensation fair to Mercshares, its stockholders and its executive officers.

Annual Incentive Compensation

   In addition to basic cash compensation, the Committee, in 1981, developed an annual incentive compensation plan, which is based on a formula tied directly to corporate performance and profitability.

   Fifty-one executives of Mercshares and its affiliates who are considered by the Committee to have responsibilities that directly affect corporate performance and profitability currently participate in the incentive compensation plan. Participants in the plan are chosen annually by the Committee. No annual awards are made unless a compounded rate of growth in earnings per share of Mercshares, and/or in net operating income of the affiliate (or unit) employing the participant, in excess of five percent per annum is maintained from the Base Year of the plan. The maximum potential annual award is subject to attaining a 15 percent annual improvement in such earnings per share or net operating income. As provided in the plan, the maximum potential annual award for 2001 is generally 33 percent of a participant's salary (65 percent in the case of the Chief Executive Officer and 50 percent in the case of five other officers). However, because management of Mercshares' affiliates is decentralized, not more than one half of any potential award is based on improvement in Mercshares' earnings per share, and not more than one half is based on improvement in net operating income of the affiliate (or unit) employing the participant. Incentive cash bonuses paid to those executive officers named in the Summary Compensation Table are reflected in the Table under the caption "Bonus".

   The Committee and the Board of Mercshares have approved amendments to the plan which, subject to stockholder approval, will govern future awards based on performance in 2002 and thereafter. The amendments are described under the caption "Approval of Amended and Restated Annual Incentive Compensation Plan" in this Proxy Statement.

Stock Based Compensation

   The 1989 and 1999 Omnibus Stock Plans, previously approved by the stockholders, are designed to create a common interest between key employees and stockholders on a long-term basis, encouraging participants to maintain and increase their proprietary interests as stockholders in Mercshares with the opportunity to benefit from the long-term performance of Mercshares.

   From March, 1995 through 1998, the Committee granted, under the 1989 Omnibus Stock Plan, options for a total of 1,796,725 shares of Common Stock to 322 key employees of Mercshares and its affiliates. The exercise price of the stock options equals the market price of the Common Stock on the date of grant and the options have a ten year life.

   Of the total granted, options for 1,335,750 shares ("performance-based options") were granted to 51 senior officers of Mercshares and its affiliates. Generally, 25% of these performance-based options could become exercisable on and after each anniversary date of the grant. No options became exercisable on an anniversary date unless Mercshares' earnings per share had increased at a compounded growth rate of at least five percent over the 1994 Base Year. If this test was met, then a portion (up to one-half) of the options maturing on the anniversary date became exercisable based on a sliding scale to the extent that the percent of increase of earnings per share of Mercshares over the prior year earnings per share was in a range of six to ten percent; if the percent of earnings increase was 10% or more, the entire one-half portion of the options became exercisable. The remaining one-half portion could be exercised only if the net operating income of the affiliate employing the participant had increased at a compounded growth rate of at least five percent over 1994. If this test was met, then up to one-half of the options maturing on the anniversary date became exercisable, based on the same sliding scale, with respect to the percent of increase of the net operating income of the affiliate over its prior year's net operating income. To the extent these tests were not met, all or a portion of the performance-based options maturing each year were forfeited and became available for further grants.

   The remaining options for 460,975 shares were granted to 271 key employees of the affiliates of Mercshares. These options were not performance-based options and were fully exercisable as of the date of grant.

   No further grants will be made under the 1989 Omnibus Stock Plan. The 1999 Omnibus Stock Plan permits grants for up to 3,000,000 shares of Common Stock. Under that plan, in 2000, 2001 and 2002, the Committee granted options for 1,368,800 shares to 379 key employees, including five of the executive officers named in the Summary Compensation Table. Of the total, options for 886,500 shares to 66 senior officers of Mercshares and its affiliates are performance-based and are subject to the same tests, described above, as were applicable to prior options, except that the Base Year for compounded growth rate calculations is 1999. The remaining options granted prior to 2002 are not performance-based and become exercisable in equal annual installments over four years. The options granted in 2002 included options for: 50,000 shares to Edward J. Kelly, III; 15,000 shares to J. Marshall Reid; 15,000 shares to Jack
E. Steil; 5,000 shares to Terry L. Troupe; and 70,250 shares to other key employees. The 2002 options are not performance-based and become exercisable in equal annual installments over three years. Each option has an exercise price equal to the market price on the grant date. In addition, in 2002, the following became entitled to restricted stock grants; Mr. Kelly, 6,250 shares; Wallace Mathai-Davis, 50,000 shares; Mr. Reid, 5,000 shares; and Mr. Steil, 5,000 shares.

2001 Compensation

   The Committee, in determining the 2001 basic cash compensation of the executive officers of Mercshares, considered the factors described in this Report.

   Until March 1, 2001, H. Furlong Baldwin served as Chairman of the Board, President and Chief Executive Officer of Mercshares and Chairman of the Board and Chief Executive Officer of Merc-Safe and, as such, had the ultimate management responsibility for the strategic direction, performance, operating results and financial condition of Mercshares and its affiliates, and the carrying out of corporate policies and procedures. Since 1970, these duties have also included the primary responsibility for recommending to the Board of Mercshares the acquisition and establishment of additional affiliates. On March 1, 2001, Mr. Baldwin was succeeded as President and Chief Executive Officer of Mercshares and as Chairman of the Board of Merc-Safe by Edward J. Kelly, III, who assumed the management responsibilities described above. Mr. Baldwin became non-executive Chairman of the Board of Mercshares. J. Marshall Reid is President and Chief Operating Officer of Merc-Safe; Jack E. Steil is Executive Vice President of Mercshares and Chairman -- Credit Policy of Merc-Safe; Alan
D. Yarbro is General Counsel and Secretary of Mercshares and Merc-Safe; and Terry L. Troupe is Chief Financial Officer of Mercshares and Merc-Safe. Mr. Reid is designated as an executive officer of Mercshares because he participates in policy making activities affecting Mercshares.

   Compensation arrangements with Mr. Kelly and Mr. Baldwin for 2001 were reviewed and approved by the Committee in February, 2001. In view of Mr. Kelly's succession to Mr. Baldwin's executive duties, Mr. Baldwin's base rate of compensation through February, 2001 was not changed. In considering
Mr. Kelly's proposed compensation and the consulting agreement under which Mr. Baldwin continues to provide services, the Committee reviewed the information normally used by it for such purposes, which is summarized below.

   The Committee was aware of 2000 earnings of Mercshares. The Committee further reviewed profitability and capital strength ratios (return on assets, net interest margin, efficiency ratio, equity to assets and return on equity) and loan loss performance ratios (period-end non-performing assets to loans and other real estate owned, net charge-offs to average loans and period-end allowance for loan losses to non-performing loans) for the years 1995 through 1999 and the quarter ended September 30, 2000, as compared to comparable information for 23 banking companies with assets from $5 to $10 billion, considered by an independent analyst as a Mercshares' peer group. The Committee compared similar ratios showing profitability, capital adequacy, reserve strength, and asset quality with those of the 50 largest banking institutions in the United States as prepared by that financial analyst. The Committee was aware that, for the second quarter, 2000 (the then most recent quarter for which the following rating was published), Mercshares was rated "superior", compared to six selected banking institutions in Maryland, Delaware, the District of Columbia and Virginia, based on 39 separate financial ratios that depict financial strength and profitability compiled by IDC Financial Publishing, Inc.

   The Committee compared the proposed compensation of Mr. Kelly with an independent study published in 2000 reflecting compensation information for 1999 of the 124 commercial banking institutions participating in the study and with the compensation of executive officers of five banking institutions, based on proxy information covering the years 1997-1999 (the then most currently available), selected as generally comparable to Mercshares in terms of criteria including the nature and quality of operations, or geographic proximity. This latter group included financial institutions having significant income generated by trust and investment activities, high returns on assets, capital significantly in excess of that required by current federal regulations, and located within a 400 mile radius of Baltimore so as to include companies operating in a comparable economic climate. No target was established in the comparison with this group of institutions.

   The Committee concluded that Mercshares' profitability and capital strength ratios continued to be strong, and that loan loss ratios were favorable, both standing alone and in comparison to the 23 banking companies constituting the peer group and the 50 largest banking institutions group, and that Mercshares' performance, overall, was strong. Based on its review and its evaluation of Mr. Kelly's qualifications, experience and responsibilities, and of the importance of Mr. Baldwin's continued services for transitional and other purposes, the Committee approved the compensation and other arrangements with Mr. Kelly and Mr. Baldwin described in the Summary Compensation Table and under the caption "Other Arrangements" in this Proxy Statement. The 2001 base compensation of Messrs. Reid, Steil, Yarbro and Troupe as shown in the Summary Compensation Table under the "Salary" caption, was fixed in March, 2001, based on the factors described above and evaluation of their performance and responsibilities.

   While each of the executive officers named in the Summary Compensation Table was eligible for possible bonuses for 2001, no bonuses were awarded because the corporate performance tests under the annual incentive compensation plan were not met.

   Section 162(m) of the Internal Revenue Code provides for non-deductibility, in certain cases, of compensation paid to certain executives in excess of $1 million per year. Mercshares does not have a policy limiting compensation to amounts deductible under Section 162(m). The annual incentive plan and the Omnibus Stock Plans have been approved by the stockholders and are designed to be qualified performance-based plans so that Section 162(m) limits would not apply to plan benefits. Section 162(m) limits would apply to salary, bonuses in excess of bonuses under the annual incentive compensation plan and certain amounts included under "Other Annual Compensation" and "All Other Compensation" in the Summary Compensation Table.

The Compensation Committee

                George L. Bunting, Jr. Christian H. Poindexter
                Mary Junck             Donald J. Shepard, Chair

   The following line graph compares cumulative total stockholder return on Mercshares Common Stock with the Standard & Poor's 500 Index and the Standard & Poor's Banks Composite Index for the period beginning December 31, 1996, through December 31, 2001. The graph assumes $100 invested at the closing price on December 31, 1996, and the reinvestment of all dividends. With reference to the Report of the Compensation Committee, 23 of the 50 largest banking institutions whose performance ratios were reviewed, two of the five institutions considered for compensation purposes and 23 of the 124 institutions participating in the compensation study are included in the S & P Banks Composite Index. None of the 23 institutions considered as peer institutions of Mercshares whose performance ratios were reviewed is so included. The S & P Banks Composite Index consisted, as of December 31, 2001, of two "Money Center Banks", and 21 "Major Regional Banks", each of which is substantially larger than Mercshares.

                               PERFORMANCE GRAPH

                                    [CHART]

1996    $100.00      100.00      100.00
1997    $188.18      133.36      144.46
1998    $189.89      171.47      154.02
1999    $162.02      207.55      133.94
2000    $225.77      188.67      157.97
2001    $231.37      166.23      158.76

                              1996    1997    1998    1999    2000    2001
                             ------- ------- ------- ------- ------- -------
   Mercshares............... $100.00 $188.18 $189.89 $162.02 $225.77 $231.37
   S&P 500..................  100.00  133.36  171.47  207.55  188.67  166.23
   S&P Banks Composite Index  100.00  144.46  154.02  133.94  157.97  158.76

                       COMPENSATION COMMITTEE INTERLOCKS
                           AND INSIDER PARTICIPATION

   In 2001, Merc-Safe had banking and other relationships, in the ordinary course of business, with a number of its Directors and companies associated with them, including a loan to Mr. Poindexter which was made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others, and did not involve more than the normal risk of collectibility or present other unfavorable features. In 2001, Mr. Baldwin was a director of Constellation Energy Group, Inc. of which Mr. Poindexter is an executive officer.

                            EXECUTIVE COMPENSATION

Summary Compensation

   The following table sets forth certain summary compensation information as to the Chief Executive Officer and the other four most highly compensated executive officers, based on total annual salary for 2001. Mr Baldwin retired as President and Chief Executive Officer on March 1, 2001, and was succeeded in those capacities by Mr. Kelly. Mr. Baldwin remains as non-executive Chairman of the Board under a consulting agreement.

                          Summary Compensation Table

                                                                             Long Term
                                                                            Compensation
                                               Annual Compensation             Awards
                                       ---------------------------------    ------------
                                                                             Securities
                                                                             Underlying
            Name and                                         Other Annual     Options/       All Other
       Principal Position         Year Salary($) Bonus($)   Compensation($)   SARs(#)    Compensation($)(1)
       ------------------         ---- --------- --------   --------------- ------------ ------------------
Edward J. Kelly, III............. 2001  768,300       --         69,000(2)    100,000          60,500
 President and Chief
 Executive Officer

H. Furlong Baldwin............... 2001  189,800       --        513,200(3)         --          29,600
  Chairman of the Board, and,     2000  850,000  306,000(3)     101,200(3)         --          70,500
  until March 1, 2001, President  1999  850,000  442,000(3)      73,300(3)         --          67,900
  and Chief Executive Officer

J. Marshall Reid................. 2001  400,000       --             --            --          49,300
  President of Merc-Safe          2000  400,000   90,000             --        40,000          53,400
                                  1999  350,000  113,800             --            --          49,000

Jack E. Steil.................... 2001  375,000       --             --            --          73,300
  Executive Vice President, and   2000  375,000   84,400             --        40,000          76,200
  Chairman -- Credit Policy of    1999  300,000   97,500             --            --          58,200
  Merc-Safe

Alan D. Yarbro................... 2001  300,000       --             --            --          34,700
  General Counsel and             2000  260,000   58,500             --        25,000          32,900
  Secretary                       1999  260,000   84,500             --            --          29,600

Terry L. Troupe.................. 2001  240,000       --             --            --          23,000
  Chief Financial Officer         2000  220,000   32,700             --        20,000          20,400
  and Treasurer                   1999  200,000   42,900             --            --          18,700

--------
(1) Represents cost of group-term life insurance deemed to be employee income under the Internal Revenue Code and contributions made on behalf of the executive officer by Merc-Safe to the Mercshares Thrift Plan and to supplemental thrift and cash balance pension plan arrangements as follows:

                                                    Supplemental
                    Year Life Insurance Thrift Plan    Plans      Total
                    ---- -------------- ----------- ------------ -------
        Mr. Kelly.. 2001     $  700       $    --     $59,800    $60,500
        Mr. Baldwin 2001      1,100         5,100      23,400     29,600
                    2000      6,900         5,100      58,500     70,500
                    1999      9,100         4,800      54,000     67,900
        Mr. Reid... 2001        700        10,200      38,400     49,300
                    2000      1,300        10,200      41,900     53,400
                    1999        800         9,600      38,600     49,000
        Mr. Steil.. 2001      2,300        10,200      60,800     73,300
                    2000      1,200        10,200      64,800     76,200
                    1999      1,900         9,600      46,700     58,200
        Mr. Yarbro. 2001      1,900        10,200      22,600     34,700
                    2000      1,100        10,200      21,600     32,900
                    1999      1,400         9,600      18,600     29,600
        Mr. Troupe. 2001        500        10,200      12,300     23,000
                    2000        500        10,200       9,700     20,400
                    1999        600         9,600       8,500     18,700

--------
(2) Of the Other Annual Compensation, $14,500 represents travel expenses incurred by Mr. Kelly and $54,500 represents non-recurring relocation expenses reimbursed to Mr. Kelly and paid on his behalf.

(3) Mr. Baldwin's bonus amounts include $248,600 for 2000 and $359,100 for 1999 under the annual incentive compensation plan and supplemental bonuses of $57,400 for 2000 and $82,900 for 1999. Of the other annual compensation amounts, $94,500 in 2001, $88,100 in 2000 and $64,500 in 1999 represent travel expenses incurred by Mr. Baldwin, and $416,700 in 2001 represents payments to Mr. Baldwin under a consulting agreement which became effective on his retirement.

Option Grants

   The following table shows certain options to purchase Common Stock granted by Mercshares in 2001. Information as to the terms of these options, including those with respect to exercisability and forfeiture, is set forth in footnote
(2) below. Mr. Kelly was the only officer named in the Summary Compensation Table who was granted options in 2001.

                    Stock Option Grants in Last Fiscal Year

                               Individual Grants(1)
                  ----------------------------------------------
                                % of
                  Number of    Total
                  Securities  Options
                  Underlying Granted to Exercise                  Grant
                   Options   Employees  or Base                   Date
                   Granted   in Fiscal   Price                    Value
        Name         (#)        Year     ($/Sh)  Expiration Date $(2)(3)
        ----      ---------- ---------- -------- --------------- -------
        Mr. Kelly  100,000     76.05     39.25       2/28/11     816,723

--------
(1) All of these options were granted pursuant to the 1999 Omnibus Stock Plan, are intended to be incentive stock options for federal income tax purposes to the extent permitted by law and regulations, were granted at market value on the date of grant and have a term of ten years.

(2) Caution is recommended in interpreting the financial significance of this figure. The grant date value is not intended to forecast possible future appreciation. Further, the figure does not reflect the following terms of these options which are more fully described in the Report of the Compensation Committee under the caption "Stock Based Compensation": (a) no more than 25% of the options granted can become exercisable on and after each anniversary date of the grant; (b) the exercise of the options is subject to the attainment of certain growth targets with respect to growth in earnings per share and net after tax operating income on both a compounded basis from the base year of 1999 and on a year-to-year basis; and (c) if the growth targets are not met, all or a portion of the options that will become exercisable are forfeited. No gain to the optionee is possible without stock price appreciation and the attainment of the targets as described above and in the Report of the Compensation Committee. Of the options for Mr. Kelly shown above, options for 25,000 shares were forfeited in March, 2002 because the growth targets for 2001 were not met.

(3) The grant date present value of options granted ($8.1672 weighted average per share) is reported using the Black-Scholes option pricing model and assumes: (a) the grant date of March 1, 2001; (b) the exercise price of $39.25; (c) a weighted average expected option term of 3.8 years; (d) a risk-free interest rate of 4.66%; (e) a dividend yield of 2.7%; and (f) volatility of 26.69%.

Aggregate Options Table

   The following table sets forth certain information, on an aggregate basis, concerning the exercise of stock options during 2001 by executive officers named in the Summary Compensation Table and the December 31, 2001, value of unexercised stock options. No stock appreciation rights were outstanding in 2001.

                      Aggregated Option Exercises in Last
                    Fiscal Year and FY -- End Option Values

                                       Number of Securities      Value of Unexercised
                                      Underlying Unexercised     In-the-Money Options
                             Value     Options at FY-End (#)       at FY-End ($)(1)
            Shares Acquired Realized ------------------------- -------------------------
Name        On Exercise (#)  ($)(1)  Exercisable Unexercisable Exercisable Unexercisable
----------- --------------- -------- ----------- ------------- ----------- -------------
Mr. Kelly..         --           --        --       100,000            --     379,000
Mr. Baldwin         --           --    59,040            --     1,680,100          --
Mr. Reid...      6,100      173,200    37,525        30,000       971,000     531,200
Mr. Steil..         --           --    42,000        30,000     1,091,300     531,200
Mr. Yarbro.         --           --    18,375        18,750       428,400     331,800
Mr. Troupe.         --           --    26,500        15,000       621,300     265,400

--------

(1) Share values included in the table represent the fair market value of the shares at the exercise date for exercised options less the exercise price of the options, and at December 31, 2001, for unexercised options, less the exercise price of the options. The closing price of the Common Stock on December 31, 2001, was $43.04 per share.

(2) Of the options shown as unexercisable, options for the numbers of shares shown below (with related values at December 31, 2001) were forfeited in March, 2002 because earnings growth targets under the option agreements were not met.

                                 Number             Value
                            Unexercisable (#) Unexercisable ($)
                 -          ----------------- -----------------
                 Mr. Kelly.      25,000             94,750
                 Mr. Reid..      10,000            176,960
                 Mr. Steil.      10,000            176,960
                 Mr. Yarbro       6,250            110,600
                 Mr. Troupe       5,000             88,500

Retirement Agreements and Plans

           Deferred Compensation and Supplemental Pension Agreements

   Mr. Baldwin has an arrangement with Merc-Safe pursuant to which his rate of salary prior to 2001 has been reduced. In exchange, Merc-Safe from time to time invested in life insurance and annuity policies, amounts equal to the salary reduction amounts and a portion of the cumulative cash surrender values of those policies. These investments serve as a funding source for the benefit described below. As a consequence of his retirement, annual payments to him for a minimum of fifteen years or until death (if later), commencing in March, 2004, would approximate $242,000. The salaries for 2000 and 1999 reported under the caption "Salary" in the Summary Compensation Table are the full salaries before the deferred compensation reductions. There were no deferred compensation reductions in 2001.

   Mr. Baldwin also participates in supplemental pension and thrift plan arrangements whereby he is eligible to receive (1) benefits in the amounts he would have received had his compensation not been reduced from current levels, and (2) amounts to which he would have been entitled under the Mercshares cash balance pension plan and thrift plan but for the maximum salary, benefit and contribution limitations on defined benefit and contribution plans under the Internal Revenue Code.

                       Supplemental Retirement Agreement

   Mr. Kelly is a participant in the Mercshares Cash Balance Pension Plan, Supplemental Cash Balance Pension Plan, Thrift Plan, and Supplemental Thrift Plan (collectively, "the Plans"), all of which are described below. Mr. Kelly has an arrangement with Mercshares and Merc-Safe which is designed to provide him with a total retirement benefit at age 65 of approximately 65% of his final average annual salary and bonus, less amounts due him from the Plans and Social Security retirement payments. Final average annual salary and bonus will be the average of such amounts for the three consecutive 12 month periods, contained within the last five consecutive 12 month periods immediately preceding Mr. Kelly's retirement, affording the highest final average compensation. At age 65, Mr. Kelly will have an estimated retirement benefit of $1,237,000, which includes $701,000 payable under this Supplemental Retirement Agreement, and $536,000 from the Plans and Social Security. For purposes of this estimate, it is assumed that Mr. Kelly's salary would increase from 2001 at the Cash Balance Pension Plan's internal salary increase assumption. Actual salary increases and possible bonuses may differ from this assumption. Consequently the actual amount of Mr. Kelly's benefit may differ significantly from the amount stated above. The Agreement also contains provisions for reduced benefits in case of early retirement or other termination of employment, disability or death.

                           Cash Balance Pension Plan

   Mercshares is sponsor of an employees' cash balance pension plan adopted by a majority of its affiliates. Each plan participant who was employed on January 1, 1991, was credited under the cash balance pension plan with a frozen accrued benefit representing the benefit he had earned under the plan, determined as of December 31, 1990, and based generally on past service and career average annual compensation. For service on and after January 1, 1991, the cash balance pension plan is designed to maintain separate participant accounts for each eligible employee. These cash balance accounts are credited with annual contribution allocations equal to various percentages of compensation based on years of credited service and age. Interest allocations, tied to a Treasury Bill rate, are also credited annually to these cash balance accounts. Plan benefits paid at retirement will be paid in annuity form and will consist of the sum of any frozen accrued benefits and the cash balance accounts. The plan does not determine benefits primarily by final average compensation.

   Estimated annual pension benefits shown below are presented as straight life annuities, even though retirees may elect to receive a form of benefit other than a straight life annuity. The benefits are based on cash compensation for 2001. For future years, it is estimated that the executive officers' salaries will increase through their dates of retirement at the plan's internal salary increase assumption. Actual salary increases and possible bonuses may differ from the plan's internal salary increase assumption. Accordingly, the actual pension benefits at retirement may differ significantly from the amounts stated below.

   At the plan's normal retirement age of 65, the individuals named below would have the following years of service and estimated annual pension benefits: Mr. Reid, 18 years and $114,000; Mr. Steil 42 years and $259,000; Mr. Yarbro 10 years and $33,000, and Mr. Troupe 16 years and $55,000. Mr. Baldwin has retired with 45 years of service and annual pension benefits of $924,000, in addition to the deferred compensation benefit described above. These amounts are the total of estimated payments from the plan and under Mr. Baldwin's supplemental pension arrangement described above and, with respect to Messrs. Reid, Steil, Yarbro and Troupe under the following section entitled "Supplemental Cash Balance Pension Plan".

   All other officers of Mercshares participate in the cash balance pension plan. Directors who are not also officers of Mercshares or an affiliate do not participate in the cash balance pension plan.

                    Supplemental Cash Balance Pension Plan

   Mercshares is sponsor of an unfunded, nonqualified, supplemental cash balance pension plan. All employees of Mercshares and its affiliates having compensation for a calendar year in excess of $170,000 (as adjusted under the Internal Revenue Code) and who are approved for participation by the Employee Benefit Committee of Mercshares are eligible participants under this plan except that Mr. Baldwin has not participated in the plan. Messrs. Kelly, Reid, Steil, Yarbro and Troupe, as well as 45 other employees of Mercshares and its affiliates, participate in the plan. At the end of a calendar year, the account of each participant is credited with an amount equal to the difference between the amount with which the participant's account under the cash balance pension plan would have been credited but for the compensation limitation imposed by the Internal Revenue Code and the amount actually credited to the participant's account under the cash balance pension plan. In addition, if a participant's benefit under the cash balance pension plan is limited by Section 415 of the Internal Revenue Code and is not already provided for under this plan, an amount equal to the shortfall will be added to the participant's account. At the end of a calendar year (but prior to the above credit), each participant's account is credited with interest equal to the average value of interest rates on 52 week U. S. Treasury Bills, determined pursuant to a fixed formula, but no less than four percent nor more than 12 percent, until the participant's account is fully distributed. For 2001, Mr. Kelly's account was credited with $41,900, Mr. Reid's with $52,100, Mr. Steil's with $28,800, Mr. Yarbro's with $17,000 and Mr. Troupe's with $9,200. These amounts are included under the caption "All Other Compensation" in the Summary Compensation Table. Generally, an account is distributed after the participant's termination of employment or death, either in a single-sum payment, or in equal annual installments over a period not to exceed ten years.

                                  Thrift Plan

   Mercshares is sponsor of a thrift plan, of the type described in Section 401(k) of the Internal Revenue Code, which all of its affiliates have adopted for the benefit of all eligible employees. The plan provides that corporate contributions, based on a percentage of an employee's salary, are paid to the employee's thrift plan account. Additionally, employees may elect to defer up to 25% of their salaries up to the limit prescribed by the Internal Revenue Code, by redirecting the deferred amount to their thrift plan accounts, in which case their employers match a portion of the amount deferred. The corporate contributions for 2001 are included under the caption "All Other Compensation" in the Summary Compensation Table. Messrs. Reid, Steil, Yarbro and Troupe elected to defer a percentage of their salaries during 2001. The amounts so deferred are included under the caption "Salary" and the matching contributions are included under the caption "All Other Compensation" in the Summary Compensation Table.

                           Supplemental Thrift Plan

   Mercshares is sponsor of an unfunded, nonqualified supplemental thrift plan. Generally, all vice presidents and above who participate in the thrift plan, who have compensation for a calendar year in excess of $170,000 (as adjusted under the Internal Revenue Code) and who are approved for participation by the Employee Benefit Committee of Mercshares are eligible participants under this plan except that Mr. Baldwin has not participated in the plan. Messrs. Reid, Steil, Yarbro and Troupe, as well as 45 other employees of Mercshares and its affiliates, participate in this plan. At the end of a calendar year, the account of each participant is credited with an amount equal to 3% of the portion of the participant's compensation for that calendar year that exceeds the above limit. At the end of a calendar year (but prior to the above credit), each participant's account is credited with interest at the per annum rate of five percent except that interest is pro-rated for accounts that terminate in midyear. For 2001, Mr. Reid's account was credited with $9,600, Mr. Steil's with $8,700, Mr. Yarbro's with $5,700 and Mr. Troupe's with $3,100. These amounts, and Mr. Kelly's amount, are included under the caption "All Other Compensation" in the Summary Compensation Table. Mr. Kelly's account was credited with $17,900 in 2001 in connection with his Agreement described under the caption "Supplemental Retirement Agreement" in this Proxy Statement. Generally, an account is distributed in a lump sum payment after a participant's termination of employment or death.

Medical Reimbursement Plan

   Mercshares is sponsor of a medical reimbursement plan, of the type described in Section 105 of the Internal Revenue Code, which a majority of its affiliates have adopted for the benefit of all eligible employees. Messrs. Steil and Troupe participated in the plan in 2001. The plan provides that employees may reduce their salaries on a pre-tax basis, in amounts determined in advance by them, and direct those amounts to a medical reimbursement account (MRA). Funds in the MRA then become available to reimburse the employee for certain uninsured medical expenses. Any balance left in an employee's MRA at year end reverts to his employer. Amounts directed to the MRA for Messrs. Steil and Troupe are included under the caption "Salary" in the Summary Compensation Table.

Other Arrangements

                     Employment and Consulting Agreements

   Mercshares and Merc-Safe have entered into an agreement with Mr. Kelly, pursuant to which he serves in his executive positions. The agreement is for an initial term of five years and is subject to annual renewal thereafter. Mr. Kelly's annual base salary is not less than $850,000, which may be increased from time to time. The agreement provides that his base salary will not be less in any year than in the preceding year. He will be eligible for bonuses as a Class I participant in the Mercshares Annual Incentive Compensation Plan.

   Mr. Baldwin's prior employment and change of control termination agreements have expired. Mr. Baldwin has entered into a three-year consulting agreement providing for him to serve as Chairman of the Board of Mercshares, Director of Merc-Safe and consultant to the chief executive officer and Boards of Directors of those companies. He will receive an annual fee of $500,000 for all services, plus reimbursement of expenses and continuation of his travel allowance.

   Mercshares and Merc-Safe have entered into an agreement with Mr. Mathai-Davis pursuant to which he serves in his executive positions. The agreement is for an initial term of four years and is subject to annual renewal thereafter. Mr. Mathai-Davis's base annual salary is $775,000, which may be increased from time to time. The agreement provides that his base annual salary will not be less in any year than in the preceding year. He is entitled to 50,000 shares of Restricted Common Stock under the 1999 Omnibus Stock Plan, subject to a vesting requirement based on credited service. Mr. Mathai-Davis will be eligible for such annual bonus amounts as Merc-Safe shall award, up to the amount of his initial base annual salary. Mr. Mathai-Davis will participate in all other Mercshares Plans for which he is eligible, including the Retirement Plans discussed in other sections of this Proxy Statement.

                   Change of Control Termination Agreements

   Mercshares has entered into Change of Control Termination Agreements with Messrs. Kelly, Mathai-Davis and Yarbro. In the event that during the effective period of the agreements, following a "change of control" of Mercshares, the officer is terminated (prior to his retirement date) within three years of a change of control without "cause" or if the officer resigns for "good reason", then such officer is entitled to receive certain cash payments from Mercshares. Payments which may be made under the agreements are calculated at the maximum amount (when combined with amounts otherwise payable upon termination) which is deductible by Mercshares under Section 280G of the Internal Revenue Code. Generally, the maximum amount deductible is three times average base annual compensation (including salary, bonus, fringe benefits and deferred compensation) over five years. Mr. Kelly's and Mr. Mathai-Davis's agreements provide, however, for additional payments to them to make them whole for the consequence of any excise tax imposed upon them if the Section 280G limits are exceeded. For the purposes of the agreements, a "change of control" means any of the following occurrences: (a) a person or group becomes the beneficial owner of at least 20% of the Common Stock; (b) there occur certain specified changes in the composition of the Board of Directors; (c) Mercshares' stockholders approve a reorganization, merger, consolidation or statutory share exchange of Mercshares unless after such transaction, holders of the previously outstanding Common Stock own specified amounts of the combined voting power of the surviving entity, or (d) a liquidation or dissolution of Mercshares or sale of all or substantially all of the assets of Mercshares. For purposes of these agreements, termination by Mercshares for "cause" means termination upon (i) an act of personal dishonesty taken by the officer intended to result in substantial personal enrichment of the officer at the expense of Mercshares,
(ii) the officer's willful, deliberate and continued failure to perform substantially his duties, which is not remedied after receipt of written notice, or (iii) conviction of a felony. "Good reason" includes the assignment to the officer of any duties inconsistent with his status and position as they exist immediately prior to the change of control, a substantial failure by Mercshares to comply with its obligations to the officer under its employment arrangement with such officer, relocation of the officer's place of employment outside of the Mercshares principal office located in the City of Baltimore, a purported termination of the officer not otherwise permitted under his employment arrangement with Mercshares or the failure of any successor to Mercshares to assume expressly the obligations of the agreement.

                                 Director Fees

   Directors of Mercshares, who are not also officers of Mercshares or its affiliates, are paid a retainer at the annual rate of $15,500 in addition to fees of $750 for each Board meeting and $500 for each Committee meeting attended. The annual retainer is paid each December. All or a portion of the annual retainer may be paid in the form of Common Stock, valued at the time the retainer is payable. In 2001, one Director received 363 shares of Common Stock in lieu of cash retainer fees. Directors who are also officers of Mercshares or its affiliates receive no retainer or compensation for attendance at Board or Committee meetings of Mercshares.

   Mercshares is sponsor of a Directors Deferred Compensation Plan which gives Directors of Mercshares and participating affiliates, who are not also officers of Mercshares or its affiliates, the option to defer the retainer and other fees. In 1996, Mercshares amended and restated the Directors Deferred Compensation Plan. Prior to the amendment, deferred amounts were invested by Merc-Safe, as agent, in various securities. Under the amendment and restatement, at the close of each calendar quarter the sum of cash deferred in that quarter by a Director is converted to units by dividing such sum by the closing market price of the Common Stock and the units are cumulatively credited to the Director's account. At the close of each calendar quarter, the sum of the dividends attributable to the Director's account at the beginning of the quarter is similarly converted to additional units and cumulatively credited. When a participating Director ceases to serve as a Director, a cash sum is computed by multiplying the number of units in his account by the closing market price of the Common Stock at a time specified in the Plan. This sum is paid in cash to the Director (or a designated beneficiary) over the period of years (one to ten) specified by the Director. Any unpaid balance is credited with interest at five percent. Any Director having a deferred account at the time of the amendment and restatement could elect to have such account converted to units as described above. Failing such election, interest at five percent will be paid on the sum until fully paid out in accordance with the Director's existing deferral agreement.

Transactions with Directors and Officers

   Certain affiliated banks have had, and expect to have in the future, banking and trust transactions in the ordinary course of business with many of the Directors and officers of Mercshares, and certain of their associates and immediate family members, on substantially the same terms, including interest rates and collateral on loans, and commissions on fiduciary business, as those prevailing at the time for comparable transactions with others. Loans to such persons were made in the ordinary course of business and did not involve more than the normal risk of collectibility or present other unfavorable features.

                    APPROVAL OF AMENDED AND RESTATED ANNUAL
                          INCENTIVE COMPENSATION PLAN

General

   The Annual Incentive Compensation Plan was adopted by the Board of Directors of Mercshares in 1981. It was approved by the stockholders with technical amendments in 1994 to comply with Section 162(m) of the Internal Revenue Code.

   In March 2002 the Board approved amendments to the Plan, which are subject to stockholder approval. The amended and restated Plan is set forth in Appendix A to this Proxy Statement and reference is made to that Appendix for a complete statement of its terms and provisions. If approved by the stockholders, the Plan amendments will be effective for the year 2002.

   The purpose of the amendments is to create an appropriate balance between base salary and incentive bonuses measured by annual improvement in corporate earnings. If earnings performance targets are met, it is expected that incentive compensation to Plan participants will increase over prior levels and will include, for the first time, a restricted stock component. This is intended to provide for significant portions of total compensation to be dependent on corporate earnings growth and to establish more substantial share ownership among Plan participants. Mercshares considers the changes necessary to continue to attract and retain key executive employees of outstanding ability and initiative, who have proper incentives to maintain and increase the profitability of Mercshares and its affiliates. In this regard, Mercshares believes, based on information reviewed by the Compensation Committee, including a survey of 136 banking institutions, that under the current compensation structure its senior executives are being compensated at the lower end of the middle 50% (i.e. 25/th/ to 75/th/ percentile) range of total compensation of executives of other banking institutions, despite strong corporate performance over the years.

Prior Plan Provisions

   Under the Plan, as in effect through 2001, the maximum potential award is 65 percent of salary for Class I participants, 50 percent for Class II participants and 33 percent for Class III participants. Up to one-half of each award is based on improvement in earnings per share of Mercshares and up to one-half is based on improvement in net operating income of the affiliate (or division thereof) employing the participant.

   No incentive compensation awards are made unless a compounded rate of growth in earnings per share of Mercshares, and/or in net operating income of the affiliate employing the participant (or division thereof), in excess of five percent per annum is maintained from the calculation base year (1985) of the Plan. If the compounded rate of growth in earnings per share, and/or net operating income exceeds five percent, and the annual rate of growth in earnings per share and/or net operating income equals or exceeds six percent, the participant receives an incentive compensation award based upon the percent increase in earnings per share and/or net operating income over the preceding year, with the maximum potential award subject to attaining a 15 percent annual growth rate. No participant may receive an award in excess of $750,000 for any calendar year.

Amendments

   Under the Plan amendments, the compounded growth rate tests are eliminated, so that the focus will be on annual earnings improvement. The maximum potential annual awards will be 100% of salary for Class I participants, 60% of salary for Class II participants, and 40% of salary for Class III participants.

   For the components of each potential award dependent on annual growth in earnings per share of Mercshares and net operating income of affiliates (or divisions), the calculation scale will change: no award will be made unless the annual growth rate equals or exceeds 3%; if the annual rate of growth equals 3%, 10% of the applicable component of the potential award will be made; if the annual growth rate falls between 3% and 12%, then the percentage of the applicable component of the potential award to be made will be in proportion to the excess of the annual growth rate over 2%; and if the annual growth rate equals or exceeds 12%, the maximum amount of the applicable component of the potential award will be made. The limit on any award to any participant in any calendar year will be increased from $750,000 to $1,500,000.

   Payments of awards will continue to be made in cash, except that the Compensation Committee in its discretion may, and currently intends to, pay an award in restricted shares of Common Stock of Mercshares to the extent of the amount by which a participant's total Plan award for a particular year exceeds 70% of the participant's maximum potential award. The number of restricted shares to be granted shall be based on the fair market value of the Common Stock on the date of the award and shall be issued under and subject to the terms and limits of the Mercshares 1999 Omnibus Stock Plan or such other stock incentive plan which shall have been approved by the stockholders.

   The Compensation Committee will select Plan participants annually, designating each as a Class I, Class II or Class III participant. The Compensation Committee and the Board of Directors reserve the right not to include certain executive employees in the Plan.

   The Compensation Committee will have discretion to determine annually, prior to March 31 of the award year, what portion of the potential award to each Participant will be based on earnings per share of Mercshares and what portion will be based on affiliate (or division) net operating income. This is designed to align incentives more precisely to the responsibilities of the participants. For 2002, the Committee has determined that for Messrs. Kelly, Reid, Steil, Yarbro and Troupe, the entire potential award will be based on earnings per share of Mercshares and that for all other participants, 20% of the potential awards will be based on earnings per share of Mercshares and 80% will be based on affiliate (or division) net operating income.

   For 2002, 51 executives have been designated as participants. Messrs. Kelly, Reid, and Steil will be Class I participants, Messrs. Yarbro, Troupe and three others will be Class II participants, and the remaining individuals will be Class III participants.

Plan Benefits

   For 2001, total awards under the Plan, prior to the amendments, were $292,631. The compounded rate of growth tests were met for Mercshares and all affiliates except for one community bank. No awards were made to participants employed by Mercshares, Merc-Safe and nine community banks, because the annual earnings growth tests were not met. Awards were made to the chief executive officers of 11 community bank affiliates and a mortgage banking affiliate.

   The specific amounts of benefits payable in the future to Plan participants are not determinable. Of the 51 participants, seven are executive officers of Mercshares who, together with 23 officers of Merc-Safe, are senior executives of Mercshares and Merc-Safe. The remaining participants are executive officers of 20 community banks and a mortgage banking affiliate. If the Plan amendments had been in effect for 2001, none of the senior executives of Mercshares and Merc-Safe would have received awards.

   The following table shows what the benefits would have been for 2001 if the Plan benefits had then been in effect.

        Name                                            Dollar Value ($)
        ----                                            ----------------
        Mr. Kelly......................................           --
        Mr. Baldwin....................................           --
        Mr. Reid.......................................           --
        Mr. Steil......................................           --
        Mr. Yarbro.....................................           --
        Mr. Troupe.....................................           --
        All current executive officers of Mercshares
          and Merc-Safe as a group.....................           --
        All executives of other Affiliates who would
          have received awards, as a group (12 persons)     $724,744
                                                            --------
        Total..........................................     $724,744
                                                            ========

Other Matters

   The Plan is administered by the Compensation Committee which consists of not less than three members of the Board of Directors, all of whom are independent non-employee directors of Mercshares who do not participate in any executive compensation Plan of Mercshares. None of the members of the Compensation Committee is a current employee of Mercshares, or a former employee of Mercshares who receives compensation for prior services, nor does any member receive remuneration other than as a director.

   The Plan, prior to and after the amendments, permits the Board of Directors to amend or terminate the Plan at any time. While Mercshares intends to maintain the amended and restated Plan as a stockholder-approved Plan, it is possible that the Board could amend the Plan without stockholder approval in ways that could increase the cost of the Plan to Mercshares or alter the allocation of benefits to participants.

   Section 162(m) of the Internal Revenue Code limits the deductibility, for federal income tax purposes, of certain compensation in excess of $1,000,000 for the chief executive officer and other executive officers named in the Summary Compensation Table of the annual proxy statement. The Plan, prior to and after the effect of the amendments, is designed to comply with those provisions of Section 162(m) under which such compensation may be deducted. Stockholder approval of the amended and restated Plan is necessary for these purposes. However, the Board of Directors expects that absent stockholder approval, it would nonetheless be necessary for the Board and the Compensation Committee to make provisions for an executive incentive bonus program of some kind, which provisions could include continuation or supplementation of the pre-existing Plan.
The Board of Directors recommends a vote FOR the approval of the Amended and Restated Annual Incentive Compensation Plan.

                         REPORT OF THE AUDIT COMMITTEE

   The Audit Committee has reviewed and discussed with management the audited financial statements of Mercshares and its subsidiaries consisting of the consolidated balance sheets at December 31, 2001 and 2000, and the statements of consolidated income, consolidated cash flows and changes in consolidated stockholders' equity for each of the three years in the period ended December 31, 2001.

   The Audit Committee has discussed with PricewaterhouseCoopers LLP, the independent auditors for Mercshares for 2001, the matters required to be discussed by Statement on Auditing Standards 61. The Audit Committee has received the written disclosures and the letter from the independent auditors required by Independent Standards Board Standard No. 1 and has discussed with the independent auditors the independent auditors' independence.

   Based on the foregoing review and discussions, the Audit Committee recommended to the Board of Directors of Mercshares that the audited financial statements be included in the Mercshares Annual Report on Form 10-K for the year 2001 for filing with the Securities and Exchange Commission.

   The Board of Directors of Mercshares has adopted a written charter for the Audit Committee.

   Each member of the Audit Committee is independent, as independence is defined in Rule 4200(a) of the listing standards of the National Association of Securities Dealers.

   While the Audit Committee has the responsibilities and powers set forth in its charter, it is not the duty of the Committee to plan or conduct audits or to determine that the financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Management is responsible for preparing the financial statements and the independent auditors are responsible for auditing those financial statements. Nor is it the duty of the Audit Committee to insure the adequacy of internal controls, to conduct investigations or to resolve disagreements, if any, between management and the independent auditors, or to assure compliance with laws and regulations.

The Audit Committee

  Cynthia A. Archer
                                  Mary Junck
  George L. Bunting, Jr., Chair
                                  Morton B. Plant

                   INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

   The Board of Directors, acting upon the recommendation of the Audit Committee, has appointed PricewaterhouseCoopers LLP, certified public accountants, as the principal auditors for Mercshares for 2002. The stockholders are asked to ratify that appointment.

   A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting of Stockholders, with the opportunity to make a statement if the representative desires to do so, and will respond to appropriate questions from stockholders.

   If the stockholders do not ratify the appointment of PricewaterhouseCoopers LLP, other independent certified public accountants will be selected by the Board upon recommendation of the Audit Committee.

   The Board of Directors recommends a vote FOR the proposal to ratify the appointment of PricewaterhouseCoopers LLP as independent certified public accountants to audit the financial statements of Mercshares for 2002.

Accountants' Fees

   The following table sets forth the aggregate fees billed to Mercshares for the year ended December 31, 2001, by PricewaterhouseCoopers LLP:

                   Audit Fees...................... $ 237,350
                   Financial Information Systems
                     Design and Implementation Fees        --
                   All Other Fees (1).............. $ 366,392
                                                    ---------
                                                    $603,742.
                                                    =========

--------
(1) Includes fees for tax consulting, certain audit related services and other non-audit services. The Audit Committee has considered whether the provision of these services is compatible with maintaining the independence of the accountants.

                       VOTING AND PROCEDURAL INFORMATION

   The election of Directors requires a plurality of votes cast at the meeting.

   The ratification of the appointment of PricewaterhouseCoopers LLP as the independent certified public accountants and the approval of the Amended and Restated Annual Incentive Compensation Plan each requires the affirmative vote of a majority of the votes cast at the meeting.

   The following principles of Maryland law apply to the voting of shares of Common Stock at the meeting. The presence in person or by proxy of stockholders entitled to vote a majority of the outstanding shares of Common Stock will constitute a quorum. Shares represented by proxy or in person at the meeting, including shares represented by proxies that reflect abstentions, will be counted as present in the determination of a quorum. An abstention as to any particular matter, however, does not constitute a vote "for" or "against" and will be disregarded in calculating the votes cast as to such matter. "Broker non-votes" (i.e., where a broker or nominee submits a proxy specifically indicating the lack of discretionary authority to vote on a matter) will be treated in the same manner as abstentions.

   The Bylaws of Mercshares provide that no business shall be conducted at a special meeting of stockholders except that stated in the notice of meeting and that any stockholder proposing to bring business, including any nomination for election of a Director, before a meeting of stockholders must give prior written notice thereof. The notice requirements apply to any annual meeting and to any special meeting as to which the notice of meeting provides for the election of Directors. The notice must be given to and received by the Secretary of Mercshares (at the address set forth in the notice of meeting accompanying this proxy statement) no earlier than 90 days (or, with respect to notice of a proposal for inclusion in the Mercshares' proxy materials pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, the earlier date such proposal is received pursuant to Rule 14a-8) and no later than 60 days prior to the date of the meeting. If less than 70 days' prior public disclosure of the meeting date is made by Mercshares, any notice of business by a stockholder must be received by the Secretary on or before the 10th day following the date of such public disclosure.

   Article Xll of the Bylaws provides that the Bylaws may be added to, altered, amended, repealed or suspended by a majority vote of the entire Board of Directors at any regular meeting of the Board or at any special meeting called for that purpose. Article XII further provides that any action of the Board of Directors in adding to, altering, amending, repealing, or suspending the Bylaws must be reported to the stockholders and may be changed or rescinded at the next annual meeting by holders of the stock then outstanding and entitled to vote, by a majority vote of all the stock then outstanding and entitled to vote. If the action to be proposed by a stockholder at an annual meeting is to change or rescind action by the Board of Directors to add to, alter, amend, repeal or suspend the Bylaws under Article XII, the notice of business by the stockholder must be received by the Secretary no earlier than the time prescribed above for stockholder notices and not after the later of the 10th day following public disclosure by Mercshares of the action of the Board of Directors or the 60th day prior to the meeting date.

   Public disclosure of a meeting date or action by Mercshares may be made by any general mailing to stockholders of record, by any filing with the Securities and Exchange Commission, or by public announcement or by other means reasonably calculated to constitute public disclosure.

   Each notice by a stockholder must provide the name and address of the stockholder and the number of shares of Common Stock which are beneficially owned by the stockholder. For matters other than proposals to nominate any person for election as a Director, the notice must include a brief description of the business desired to be brought before the meeting and any material interest of the stockholder in such business. With respect to any stockholder proposal to nominate any person for election as a Director, in order for the nomination to be considered by the Nominating Committee, the notice must include (i) the name, age, business address and residence address of the nominee, (ii) the nominee's principal occupation or employment, (iii) the number of shares of Common Stock of Mercshares which are beneficially owned by the nominee, and (iv) any other information relating to the nominee that is required to be disclosed in solicitations for proxies for election of directors pursuant to the proxy regulations under the Securities Exchange Act of 1934.

   Public disclosure of the date of the 2002 Annual Meeting was given in the Report on Form 10-Q filed by Mercshares with the Securities and Exchange Commission on November 9, 2001, and also was mailed to stockholders on February 7, 2002, in the Quarterly Report to stockholders for the period ended December 31, 2001. There were no notices of business proposed by stockholders for the Annual Meeting. Accordingly, no such proposals will be entertained at the Annual Meeting.

                 STOCKHOLDER PROPOSALS FOR 2003 ANNUAL MEETING

   The Bylaws specify that the prior notice requirements described above are in addition to any other applicable requirements. Certain other requirements are described below.

   Any proposals of stockholders to be presented for inclusion in Mercshares proxy materials for the 2003 Annual Meeting of Stockholders must be received by the Secretary of Mercshares at Two Hopkins Plaza, Baltimore, Maryland 21201 on or before November 22, 2002. Such proposals are subject to and must be made in accordance with Rule 14a-8 under the Securities Exchange Act of 1934.

   Rule 14a-4(c) under the Securities Exchange Act of 1934 would permit Mercshares to exercise discretionary proxy voting authority on any stockholder proposal made outside the process of Rule 14a-8 at the 2003 Annual Meeting unless the stockholder submits a notice of such proposal in compliance with Rule 14a-4(c). Mercshares believes that the Rule would require such a notice to be received by February 5, 2003.

                          ANNUAL REPORT OF MERCSHARES

   Copies of the Annual Report of Mercshares, for the year ended December 31, 2001, were mailed on or about March 22, 2002, to those persons who were record holders of stock of Mercshares on March 15, 2002, the record date referred to above.

                                 OTHER MATTERS

   Management knows of no other matters which will be presented at the Annual Meeting. However, if any other matter requires a vote, it is intended that the persons named in the enclosed proxy will have discretion to vote the shares represented thereby pursuant to Rule 14a-4(c) under the Securities Exchange Act of 1934.

   Mercshares will bear the cost of solicitation of proxies and may reimburse persons holding stock in their names, or in the names of their nominees, or otherwise, for reasonable expenses incurred in sending proxies and proxy solicitation materials to their principals. In addition to the solicitation of proxies by mail, proxies may also be solicited personally, or by telephone, or telegram, by the officers and employees of Mercshares, without additional compensation to them.

   Mercshares has retained the firm of The Altman Group to assist in the solicitation activities referred to above for a fee of $5,500 plus expenses.

   ANY STOCKHOLDER EXECUTING THE ENCLOSED PROXY MAY REVOKE SUCH PROXY AT ANY TIME BEFORE IT IS EXERCISED.

                                          ALAN D. YARBRO
                                            General Counsel and Secretary
March 22, 2002

                     [THIS PAGE INTENTIONALLY LEFT BLANK]

                                  APPENDIX A

               MERCANTILE BANKSHARES CORPORATION AND AFFILIATES
                      ANNUAL INCENTIVE COMPENSATION PLAN
                           (As Amended and Restated)

1.  GENERAL

   This Annual Incentive Compensation Plan (the "Plan") is intended as an incentive to increase the profitability of Mercantile Bankshares Corporation (the "Corporation") and its Affiliates, as defined in Section 3, by providing an opportunity for certain key executive employees, whose efforts are deemed to have a direct impact on the earnings of the Corporation or its Affiliates, (the "Participants") designated by the Compensation Committee (the "Committee") of the Corporation's Board of Directors to earn incentive payments for outstanding achievement and performance and thereby to participate in the overall profitability of the Corporation. Participants may be classified as Class I, Class II or Class III Participants ("Class of Participants") depending upon and in recognition of their varying corporate responsibilities. It is intended that the Plan encourage these key executive employees to attain pre-established goals by providing recognition and awards in the form of cash and, if certain conditions are met, restricted stock. The Plan is intended to be the principal, but not exclusive, mechanism for bonus incentives for key executive employees, and certain executive employees may be excluded from the Plan.

   Those chosen as Participants shall be eligible to receive a maximum Incentive Award, as defined in Section 5, in an amount not to exceed the maximum percent of Salary shown below.

   Class I Participants                   100%
   Class II Participants                    60%
   Class III Participants                   40%

   The Committee may from time to time designate certain Participants, regardless of Class, whose Incentive Awards shall be based solely on the Annual Rate of Growth of Earnings Per Share of the Corporation. As to other Participants, the Committee may designate a specified percentage of the Incentive Award to be based on the Annual Rate of Growth of Earnings Per Share of the Corporation ("EPS Component") and another specified percentage of the Incentive Award to be based on the Annual Rate of Growth of Net Operating Income of the particular Affiliate employing the Participant, or the division of the Affiliate to which the Participant is assigned ("NOI Component"), or the Committee may designate Participants whose Incentive Awards shall be based solely on the NOI Component.

2.  ADMINISTRATION

   The Plan shall be administered by the Committee as it shall, from time to time, be constituted. In addition to its duties as described in this Plan, the Committee shall interpret the Plan, may prescribe, amend and rescind rules and regulations relating to the Plan and shall make all other determinations necessary or advisable for the administration of the Plan. The interpretation and construction by the Committee of any provision of the Plan, or award made under the Plan, and any decision or action made or taken by it in connection with the Plan shall be conclusive and binding. The Committee may, at the expense of the Corporation, retain counsel to advise it. No member of the Board of Directors or the Committee shall be liable for any action or determination made in good faith, or upon the advice of counsel, with respect to the Plan or any award made under the Plan.

3.  AFFILIATES

   "Affiliates" are those corporations or other forms of business entities, more than 50% of the voting interest of which is owned or controlled, directly or indirectly, from time to time, by the Corporation.

4.  PARTICIPANTS

   Eligibility

   Individuals eligible to be Participants in the Plan, and to receive Incentive Awards under the Plan, shall be those key executive employees of the Corporation and its Affiliates as the Committee, in its sole discretion, shall select.

   A Participant for any calendar year shall be eligible to receive an Incentive Award for that year. However the Committee may, in its sole discretion, deny any such Incentive Award or authorize payment of part thereof to any Participant for any calendar year who is not a full time employee on December 31 of that calendar year or whose employment terminates for any reason during that calendar year, or who is granted a leave of absence during that calendar year.

   Selection

   The Committee, prior to December 31 of the year preceding each Award Year, shall make initial selections of those individuals who are to be Participants in the Plan for that particular Award Year, designate each Participant as a Class I, Class II or Class III Participant, determine the extent to which each Participant's Incentive Award will be based on the EPS Component, the NOI Component, or both, and determine whether any Component of a Participant's award attributable to Net Operating Income shall be based on the total Net Operating Income of the Affiliate employing the Participant, or the Net Operating Income of the particular division of the Affiliate to which the Participant is assigned. Failing a specific classification, a Participant shall be deemed to be a Class III Participant. Each Participant shall be notified of such selection. Such selections, designations and determinations may be added to or changed in the Committee's sole discretion, at any time prior to March 31 of the Award Year.

5.  THE INCENTIVE AWARD

   (a)  Definitions

   For purposes of determining Incentive Awards made under the Plan:

   Incentive Award shall mean payments made pursuant to the computation described in Section 5(b) below.

   Award Year shall mean that particular calendar year for which an award may be made under this Plan.

   Earnings Per Share shall mean the dollar amount of the consolidated basic earnings per share of the Corporation's common stock, or such other measure of earnings per share as the Committee may determine in the event of changes in the calculation of earnings per share under generally accepted accounting principles or requirements of the Securities and Exchange Commission.

   Net Operating Income shall mean the dollar amount of the net after tax operating income of each Affiliate or one or more divisions of an Affiliate, as the Committee shall determine, and calculated without giving effect to any accruals for incentive compensation which may be payable under the Plan.

   Preceding Year Earnings Per Share shall mean the Earnings Per Share for the year preceding the Award Year, to be stated in the Corporation's Annual Report to Stockholders for the Award Year, which may be adjusted, as necessary, from time to time, to reflect mergers, acquisitions, sales, stock dividends, or other corporate changes affecting earnings per share.

   Preceding Year Net Operating Income shall mean the Net Operating Income for the year preceding the Award Year, as reported to the Board of Directors of the Corporation, or otherwise published, which may be adjusted, as necessary, from time to time, to reflect mergers, acquisitions, sales, stock dividends, intercorporate and intracorporate transfers of operations or operating divisions, or other corporate changes.

   Award Year Earnings Per Share shall mean the Earnings Per Share for the Award Year.

   Award Year Net Operating Income shall mean the Net Operating Income for the Award Year.

   Annual Rate of Growth shall be the percent determined by calculating the annual rate of growth between: (1) the Preceding Year Earnings Per Share and the Award Year Earnings Per Share and (2) the Preceding Year Net Operating Income and the Award Year Net Operating Income, as the case may be.

   Salary shall mean the Participant's annual base rate of pay in effect on the last day of the Award Year.

   (b)  Computation

   The Committee, prior to March 1 following each Award Year, shall compute the Annual Rate of Growth of both Award Year Earnings Per Share, and Award Year Net Operating Income for each Affiliate, or division of an Affiliate, that employs a Participant.

   With respect to any potential Incentive Award or Component thereof based on the Annual Rate of Growth of Award Year Earnings Per Share, if such Annual Rate of Growth shall not equal or exceed 3.00%, no award based on Award Year Earnings Per Share shall be made. If such Annual Rate of Growth shall equal or exceed 12.00%, then the maximum potential award or Component thereof based on Award Year Earnings Per Share shall be earned. If such Annual Rate of Growth shall fall between 3.00% and 12.00%, then the applicable award or Component thereof will be the percentage of Salary obtained by: (i) determining the amount by which the Annual Rate of Growth (expressed as a percentage) exceeds 2.0%; (ii) multiplying the result by 10; and (iii) applying such percentage to the maximum potential award or Component thereof which could be earned by the Participant based upon his or her Class.

   With respect to any potential Incentive Award or Component thereof based on the Annual Rate of Growth of Award Year Net Operating Income, the calculation set forth above, using the percentages set forth above, shall be applied to determine the extent of any award or portion thereof based on Net Operating Income of an Affiliate or division of an Affiliate.

   Percentages used in the calculations set forth above shall be rounded to two decimal points, except that the determination of whether the minimum 3.00% Annual Rate of Growth test is met shall be made without rounding.

   No Participant shall be entitled to receive in total Incentive Awards more than the percent of Salary applicable to the Class of that Participant as shown in Section 1 for any one calendar year, nor shall any Participant receive an Incentive Award in excess of $1,500,000 for any one calendar year.

   (c)  Notification of Award

   The Committee, prior to the March 1 following each Award Year shall determine, based on the above computation, whether any Participant shall be entitled to an Incentive Award under the Plan and shall make such award. The Committee shall then notify all Participants of the results of its determination and shall advise each Affiliate employing a Participant of the amount to be paid that Participant.

6.  PAYMENT

   (a) Payment of Incentive Awards made under this Plan shall be paid promptly upon receipt of the notice described in Section 5 by each Affiliate with respect to Participants employed by that Affiliate.

   (b) Payment of any Incentive Award due a Participant who dies prior to receipt of the payment of that award shall be made to the person, estate, trust, organization or other entity designated by the Participant to receive benefits under the Corporation's or any Affiliate's Group Life Insurance Policy unless another Beneficiary is designated by the Participant. In the absence of any Beneficiary so designated, the estate of the Participant shall be the Beneficiary.

   (c) Payments of Incentive Awards shall be made in cash, except that the Committee may in its sole discretion pay a portion of an Incentive Award in restricted shares of Common Stock of the Corporation ("Restricted Stock") to the extent of the amount (the "monetary amount") by which the total amount of the award exceeds 70.00% of a Participant's maximum potential Incentive Award for an Award Year. The number of shares of Restricted Stock to be so issued shall be determined by dividing the monetary amount by the fair market value per share of the Common Stock (on the date the Award is made by the Committee), and the consideration deemed to be received by the Corporation for the Restricted Stock shall be equal to the monetary amount. Any such Restricted Stock shall be issued pursuant to and subject to the terms and limitations of the Corporation's 1999 Omnibus Stock Plan (as amended from time to time, or such other Plan as shall have been approved by the stockholders of the Corporation) and the fair market value of the Restricted Stock on the date of the Award shall be determined in accordance with such Plan.

7.  COMMITTEE REPORTS

   The Committee shall file with the Board of Directors of the Corporation, and each Affiliate employing a Participant, on or before April 1 of each calendar year, a report which shall set forth the total Incentive Awards paid under the Plan for the prior year together with the basis for the computation of those awards.

8.  REVOCATION OR REDUCTION OF SELECTION OR AWARD

   Any Incentive Award made by the Committee, or the selection of a Participant by the Committee, may be revoked or, in the case of an Incentive Award, reduced by the Committee at any time if such Participant's employment by the Corporation, or an Affiliate, is terminated because of dishonesty, fraud, embezzlement, conviction of a felony, or for any other reason as determined in the sole discretion of the Committee.

9.  ASSIGNMENT

   A Participant's rights and interests under this Plan may not be assigned, transferred, pledged or hypothecated and are not subject to attachment, garnishment, execution or any other creditor's processes and, to the extent permitted by law, the Corporation and any Affiliate shall not be bound by any attempted assignment, alienation or creditor's process and shall be entitled to make any payment under the Plan directly to a Participant or Beneficiary.

10.  EMPLOYMENT MATTERS

   Nothing contained in this Plan, nor any selection or award made pursuant to this Plan shall confer upon any Participant any rights to continue in the employ of the Corporation or any Affiliate or to interfere in any way with the right of the Corporation or any Affiliate to reduce a Participant's compensation at any time and all Participants shall remain subject to discharge, or compensation reduction, the same as if this Plan had not been adopted. Nothing contained in this Plan shall preclude the Corporation or any Affiliate from providing for any additional compensation or benefits to Plan Participants under other plans, contracts or arrangements.

11.  AMENDMENT OR TERMINATION

   This Plan may be amended or terminated at any time by action of the Board of Directors of the Corporation and notice of such action shall be given promptly to the Boards of Directors of the Affiliates.

12.  EFFECTIVENESS

   This Plan was adopted by the Board of Directors on March 12, 2002, to be effective for the year 2002, subject to approval by the stockholders of the Corporation.

                               ****************

--------------------------------------------------------------------------------

    MERCANTILE BANKSHARES CORPORATION



                       YOUR PROXY CARD IS ATTACHED BELOW.


                    PLEASE READ THE ENCLOSED PROXY STATEMENT,
              THEN MARK, DATE, SIGN AND RETURN YOUR PROXY PROMPTLY.

                             YOUR VOTE IS IMPORTANT.
                                   THANK YOU.





                           . DETACH PROXY CARD HERE .

--------------------------------------------------------------------------------

       Sign, Date, and Return the
[_]    Proxy Card Promptly Using              [X]
       the Enclosed Envelope.       Votes MUST be indicated
                                   (X) in Dark or Blue Ink.

     The Board of Directors recommends a vote FOR Proposals 1, 2 and 3.

 1. Election of Directors                                                                                        FOR AGAINST ABSTAIN

    FOR all nominees  [_]  WITHHOLD AUTHORITY  [_]  EXCEPTIONS  [_]        2. Approval of Amended and Restated   [_]   [_]     [_]
    listed below           for all nominees                                   Annual Incentive Compensation Plan.
                           listed below

 Nominees: H. Baldwin, F. Hrabowski, W. Mathai-Davis, D. Shepard, C. Rose. 3. Ratification of appointment of
 (INSTRUCTIONS: To withhold authority to vote for any individual nominee,     PricewaterhouseCoopers LLP as the
 mark the "Exceptions" box and mark a line through that nominee's name.)      Independent certified public
                                                                              accountants for Mercshares.        [_]   [_]     [_]

                                                                           4. Upon such other matters as may properly come before
                                                                              the meeting.

                                                                                 To change your address, please mark this box. [_]

                                                                                ---------------------------------------------------

                                                                                      S C A N  L I N E

                                                                                ---------------------------------------------------

                                                                           Borrower(s) should follow exactly the name(s) on the mark
                                                                           certificate. As co-owner's should sign, Executors and
                                                                           Administrators may sign as such. Attorneys-in-fact should
                                                                           sign both names. Witness the hand and seal of the
                                                                           undersigned.

                                                                    Date         Share Owner sign here   Co-Owner sign here
                                                                   -----------------------------------   ---------------------------

                                                                   -----------------------------------   ---------------------------

--------------------------------------------------------------------------------

                       MERCANTILE BANKSHARES CORPORATION

                                     PROXY

           This Proxy is Solicited on behalf of the Board of Directors

        The undersigned hereby appoints H. Furtong Baldwin and Alan D. Yarbro, and each of them, the proxies of the undersigned, with several powers of substitution, to act and vote at the Annual Meeting of Stockholders of Mercantile Bankshares Corporation, Two Hopkins Plaza, Baltimore, MD 21201 to be held on Wednesday, April 24, 2002, at 10:30 a.m., and at any and all adjournments thereof.

        The shares represented by this Proxy will be voted as directed or, if directions are not indicated, will be voted for the election of Directors, the approval of the Amended and Restated Annual Incentive Compensation Plan, and for ratification of the appointment of auditors. If a Director or nominee is unable to serve, the within Proxy may be voted for a substitute nominee.

        Receipt of notice of the meeting and Proxy Statement is hereby acknowledged, and the terms of the notice and statement are hereby incorporated by reference into this Proxy. The undersigned hereby revokes all proxies heretofore given for said meeting and any adjournment thereof.

(Continued, and to be signed and dated, on reverse side.)

                                            MERCANTILE BANKSHARES CORPORATION
                                            P.O. BOX 11023
                                            NEW YORK, N.Y. 10203-0023

                        MERCANTILE BANKSHARES CORPORATION
                                Two Hopkins Plaza
                            Baltimore, Maryland 21201
To The Stockholders:

AN IMPORTANT REMINDER. . .

The Annual Meeting of Stockholders of Mercantile Bankshares Corporation will be held on April 24, 2002.

Unless you return a proxy card, or attend the meeting and vote in person, your shares will not be voted at this meeting. If your proxy is in the mail, thank you for responding. If not, would you please take the time now to complete and mail the enclosed duplicate proxy card. A postage-paid envelope has been provided for your convenience.

                             YOUR VOTE IS IMPORTANT!
                             PLEASE ACT IMMEDIATELY!